Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AMETEK, Inc. for the registration of shares of its common stock, shares of its preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated January 22, 2001, with respect to the consolidated financial statements of AMETEK, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
December 20, 2001